Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Shell Company Report of Prime Acquisition Corp. (a development stage company) on Form 20-F Amendment #3 (file No. 001-35105) of our report dated April 30, 2013, with respect to our audit of the financial statements of Prime Acquisition Corp. as of December 31, 2012, for the year ended December 31, 2012 and for the cumulative period from February 4, 2010 (inception) to December 31, 2012, the financial statements for the period from February 4, 2010 (inception) through December 31, 2011 were audited by other auditors, appearing in the Annual Report on Form 20-F of Prime Acquisition Corp. for the year ended December 31, 2012. We also consent to the reference to our firm under the heading "Identity of Directors, Senior Management and Advisers--Auditors" in the report.

/s/Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

February 27, 2014